EXHIBIT 107

CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

LAM RESEARCH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock $0.001 par value (Lam Research Corporation 2025 Stock Incentive Plan)	457(c) and 457(h)	96,800,000	$158.12675	$15,306,669,400	$138.10 per $1 million	$2,113,851.04
Total Offering Amounts					$15,306,669,400		$2,113,851.04
Total Fee Offsets							$0
Net Fee Due							$2,113,851.04

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s Lam Research Corporation 2025 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based on the average of high and low prices for the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on November 4, 2025.

(3)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $138.10 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.